Exhibit 10.19

Zenas BioPharma, Inc.

Non-Employee Director Compensation Policy

Beginning in the Company’s 2024 fiscal year (“FY2024”) and on the date of each annual stockholders’ meeting thereafter, each member of the Zenas BioPharma, Inc. (the “Company”) Board of Directors (the “Board”) will be entitled to receive the compensation set forth in this Non- Employee Director Compensation Policy (this “Policy”). This Policy will be effective on September 12, 2024 (the “Effective Date”) and remain in effect until it is revised or rescinded by further action of the Board. A “Covered Non-Employee Director” is a member of the Board, other than any director who is employed by the Company or one of its subsidiaries or who is affiliated with an entity that owns shares of voting securities of the Company.

Type of Compensation	Amount and Form of Payment
Annual cash retainer	$40,000 (and an additional annual cash retainer of $30,000 for the lead independent director, if applicable)
Additional annual cash retainer for members of the Audit Committee	$10,000 ($20,000 for the chair of the Audit Committee)
Additional annual cash retainer for members of the Compensation Committee	$6,000 ($12,000 for the chair of the Compensation Committee)
Additional annual cash retainer for members of the Nominating and Corporate Governance Committee	$5,000 ($10,000 for the chair of the Nominating and Corporate Governance Committee)
Equity Compensation

Except for a newly elected or appointed member of the Board in the applicable fiscal year, as described below, each Covered Non-Employee Director will be granted a stock option to purchase 18,500 shares of the Company’s common stock (the “Annual Award”). The Annual Award will vest on the earlier of: (i) the one-year anniversary of the date of grant or (ii) the date immediately prior to the annual meeting of stockholders of the Company, in each case, subject to the Covered Non-Employee Director’s continued service to the Board through the applicable vesting date.

Each Covered Non-Employee Director who is first elected or appointed to the Board following the Effective Date will, upon his or her initial election or appointment to the Board, be granted twice the number of shares subject to the Annual Award, which will be a stock option to purchase 37,000 shares of the Company’s common stock (the “Initial Award”). The Initial Award will vest in equal annual installments over a period of three years commencing from the date of grant, subject to the Covered Non-Employee Director’s continued service to the Board through the applicable vesting dates.

All cash fees will be payable in arrears on a quarterly basis or, to the extent earned, upon the earlier resignation or removal of the Covered Non-Employee Director and will be prorated for any calendar quarter of partial service, based on the number of calendar days the Covered Non- Employee Director was a member of the Board. For FY2024 the annual cash retainer shall be prorated based on the number of calendar days the Covered Non-Employee Director was a member of the Board for FY2024.

The Board or the Compensation Committee will approve the grants of equity awards consistent with this Policy. The equity awards will be subject to the terms and conditions of the Company’s 2024 Equity Incentive Plan or successor equity plan and award agreement effectuating the grant of such equity award. Each stock option granted to a Covered Non-Employee Director will have

(i) a per share exercise price equal to the closing price of a share of the Company’s common stock on the date of grant (or if no closing price is reported on that date, the closing price on the immediately preceding date on which a closing price was reported), and (ii) a term of ten years from the date of grant.

The aggregate value of all compensation granted or paid by the Company to any individual for service as a Covered Non-Employee Director, including the equity award granted and cash retainers paid by the Company to such Covered Non-Employee Director, will not exceed (x) $750,000 annually in total value or (y) $1,000,000 annually for the lead independent director or for the Covered Non-Employee Director’s first year of service, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes.

In addition, Covered Non-Employee Directors will be reimbursed by the Company for reasonable travel and other expenses incurred in connection with the Covered Non-Employee Director’s attendance at Board and committee meetings, in accordance with the Company’s policies as in effect from time to time.

The Board may amend this Policy at any time.

First Revision Date: January 23, 2025 (changes effective as of January 1, 2025)